STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

Oppenheimer SteelPath Master MLP Fund, LLC

A Limited Liability Company

FIRST:	The name of the limited liability company is: Oppenheimer SteelPath Master MLP Fund, LLC.

SECOND:	The registered office of this limited liability company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:	The name and business address of the Managing Member is:

Shareholder Financial Services, Inc.
6803 S. Tucson Way
Centennial, CO 80112

FOURTH:	This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, the Managing Member of Oppenheimer SteelPath Master MLP Fund, LLC, has executed, signed, and acknowledged this Certificate of Formation this 7th day of November, 2012.

Shareholder Financial Services, Inc.

By: _/s/ Darren Walsh________________________

Name: Darren Walsh

Title: President and Director